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			 UNANIMOUS CONSENT OF BOARD OF DIRECTORS
				OF ON THE GO HEALTHCARE, INC.
				 IN LIEU OF SPECIAL MEETING


The undersigned, being the sole member of the Board of Directors of On The Go Healthcare, Inc., a corporation organized under the laws of the state of Delaware (the "Company"), does hereby consent to the adoption of the following actions and resolutions effective as of the dated stated hereof:

	BE IT RESOLVED THAT:

It is in the best interests of the Company to purchase the International Mount Company Limited ("International Mount"), a privately held company that was incorporated under the laws of Canada in 1993 and is owned and controlled by Stuart Turk.; and

	BE IT FURTHER RESOLVED THAT:

	The Company will pay $198.00, issue a note for $33,333.00 payable for the assets of International Mount, and issue 16,000,000 shares of its common stock in exchange for all of the issued and outstanding shares of International Mount as set forth in the Share Exchange Agreement of even date between the Company and International Mount, a copy of which is attached hereto; and

	BE IT FURTHER RESOLVED THAT:

The officers of the Company and each of them are authorized and directed, in the name and on behalf of the Company, to execute and deliver any and all certificates and documents, and to perform such other actions as they deem necessary or appropriate to carry out the purposes of the foregoing resolutions and to consummate the transactions as contemplated by the private placement; and

	BE IT FURTHER RESOLVED THAT:

All actions heretofore and hereafter taken and to be taken by officers and directors of this Company to effectuate the matters contemplated by these resolutions are hereby ratified and approved.

DATED:	as of July 21, 2000

							/s/ Stuart Turk
							---------------------------------
							Stuart Turk